Exhibit 97.01
SALESFORCE, INC.

EXECUTIVE OFFICER INCENTIVE COMPENSATION RECOVERY POLICY

I.Purpose
The Board of Directors (the “Board”) of Salesforce, Inc., a Delaware corporation (the “Company”), has adopted this policy (this “Policy”) to require the recovery of certain executive compensation in the event that the Company is required to prepare an Accounting Restatement. This Policy is to be effective as of December 1, 2023.
II.Administration
This Policy will be administered by the Compensation Committee of the Board (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee will be final and binding on all affected individuals. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder, and Section 303A.14 of the New York Stock Exchange (the “NYSE”) Listed Company Manual (“Section 303A.14”) and will be interpreted and applied accordingly.
III.Covered Executives
This Policy applies to the Company’s current and former executive officers, as determined pursuant to Rule 16a-1(f) promulgated under the Exchange Act and including executive officers identified under Item 401(b) of Regulation S-K (“Executive Officers,” and together with any former Executive Officer, the “Covered Executives”).
IV.Recoupment upon an Accounting Restatement
In the event that the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly all Erroneously Awarded Compensation from each Covered Executive, unless the Committee determines that such recovery is Impracticable. Recoupment of Erroneously Awarded Compensation pursuant to this Policy is made on a “no fault” basis, without regard to whether any misconduct occurred or whether any Covered Executive has responsibility for the noncompliance that resulted in the Accounting Restatement.
For purposes of the foregoing:
•“Accounting Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, within the meaning of Rule 10D-1 and Section 303A.14.

•“Covered Incentive Compensation” means Incentive Compensation that is Received on or after October 2, 2023 by a person: (i) after beginning service as an Executive Officer, (ii) who served as an Executive Officer at any time during the performance period for that Incentive Compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare the Accounting Restatement (or such longer period as required under Section 303A.14 in the event the Company changes its fiscal year). The date that the Company is required to prepare the Accounting Restatement will be the earlier of (x) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes or reasonably should have concluded that the

Accounting Restatement is required, and (y) the date a court, regulator or other authorized body directs the Company to prepare the Accounting Restatement.

•“Erroneously Awarded Compensation” means the amount of Covered Incentive Compensation that is Received by each Covered Executive minus the Covered Incentive Compensation that would have been Received by the Covered Executive had such Covered Incentive Compensation been determined based on the restated Financial Reporting Measure following an Accounting Restatement, computed without regard to taxes paid (i.e., on a pre-tax basis). For this purpose, if the amount of Covered Incentive Compensation that is Received by a Covered Executive was based on the Company’s stock price or total shareholder return and is not subject to mathematical recalculation directly from the Accounting Restatement, the amount to be recovered as Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the Financial Reporting Measure upon which the Covered Incentive Compensation was Received. The Company’s Corporate Secretary, General Counsel or Chief Legal Officer shall, on behalf of the Committee, obtain and maintain all documentation of the determination of any such reasonable estimate and provide such documentation to the NYSE when required.
•“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from any such measure, and (ii) the Company’s stock price and total shareholder return. A measure, however, need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission (“SEC”) to constitute a Financial Reporting Measure.
•“Impracticable” means that (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, (ii) recovery would violate home country law adopted prior to November 28, 2022, or (iii) recovery would likely cause an otherwise tax-qualified, broad-based retirement plan of the Company to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. Before concluding that it would be impracticable to recover any Erroneously Awarded Compensation based on the expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, and the Company’s Corporate Secretary, General Counsel or Chief Legal Officer, on behalf of the Committee, shall document such reasonable attempt(s) to recover and provide that documentation to NYSE when required. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Committee shall engage legal counsel experienced and qualified to practice law in the applicable jurisdiction (if such counsel is acceptable to NYSE) to render an opinion that recovery would result in a violation of law and shall provide such opinion to NYSE. The Company shall provide funding for the fees and expenses of such legal counsel as approved by the Committee.
•“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
•“Received.” Incentive Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in such Incentive Compensation is attained, even if the grant, vesting or payment of the Incentive Compensation occurs after the end of that period.
V.Method of Recoupment
The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder, which may include, without limitation, any of the following, to the extent permitted by applicable law:
•Providing for the automatic forfeiture of any Incentive Compensation or Erroneously Awarded Compensation that is then-outstanding but has not yet been paid;
•Requiring reimbursement of cash Incentive Compensation previously paid;
•Seeking recovery of any gain realized on or since the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

•Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive (including, without limitation, any severance otherwise payable by the Company to the Covered Executive);
•Making a deduction from the Covered Executive’s salary;
•Requiring the Covered Executive to transfer back to the Company any shares he or she received pursuant to an equity award;
•Cancelling, or reducing the number of shares subject to, or the value of, outstanding vested or unvested equity awards; and/or
•Taking any other remedial and recovery action permitted by law, as determined by the Committee.

The Committee will consider Section 409A of the U.S. Internal Revenue Code of 1986, as amended, prior to offsetting recouped amounts against future payments of deferred compensation.
VI.No Indemnification or Insurance
Neither the Company nor any of its subsidiaries or affiliates shall indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation. Further, neither the Company nor any of its subsidiaries or affiliates shall pay or reimburse any Covered Executive for any insurance policy entered into by a Covered Executive that provides for full or partial coverage of any recoupment obligation under this Policy.
VII.Amendment; Termination
The Board or the Committee may amend this Policy from time to time in its discretion in any manner consistent with applicable law and regulation. The Board or Committee may terminate this Policy at any time when the Company does not have a class of securities listed on a national securities exchange or a national securities association.
VIII.Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of the Company’s Corporate Governance Guidelines, Code of Conduct, employee handbooks, any similar policy or recoupment provision in any employment agreement, equity award agreement, bonus plan, or similar agreement or plan and any other legal remedies available to the Company. Further, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.
IX.Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.
X. Disclosure
The circumstances of any recoupment pursuant to this Policy will be publicly disclosed where required by Rule 10D-1, Item 402 of Regulation S-K and Section 303A.14. In accordance with Rule 10D-1, the Policy shall be filed with the SEC as an exhibit to the Company’s Form 10-K, as provided in Item 601(b) of Regulation S-K.

XI. Change of Listing

In the event that the Company lists its securities on any national securities exchange or national securities association other than the NYSE, all references to “NYSE” in this Policy shall mean each national securities exchange or national securities association upon which the Company has a class of securities then listed and “Section 303A.14” shall mean the rule(s) relating to recovery of erroneously awarded compensation under the listing rules of such other applicable exchange or association.

SALESFORCE, INC.

EXECUTIVE OFFICER INCENTIVE COMPENSATION RECOVERY POLICY

Acknowledgment, Consent and Agreement

I acknowledge that I have received and reviewed a copy of the Salesforce, Inc. (the “Company”) Executive Officer Incentive Compensation Recovery Policy (as may be amended from time to time, the “Clawback Policy”), and I consent to and agree to be bound by and subject to its terms and conditions. I further acknowledge, understand and agree that the Clawback Policy may affect the compensation that I receive, have received or may become entitled to receive from the Company or its subsidiaries or affiliates (collectively, the “Company Group”), and that if required under the Clawback Policy, the Company may recoup any Erroneously Awarded Compensation (as defined in the Clawback Policy) in accordance with Section V of the Clawback Policy, including through offset, forfeiture, reimbursement, and/or reduction of any cash and equity compensation that I receive, have received or may be entitled to receive from the Company Group, irrespective of the terms of any plan, agreement or contract pursuant to which such compensation is provided. In addition, I waive any rights I may have to indemnification, insurance payments or other reimbursement for any such compensation that is subject to recoupment and/or forfeiture under the Clawback Policy.

Signed: _____________________________________

Name: _____________________________________

Date: _____________________________________

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